Exhibit 99.1

Pinnacle Foods Group Completes Acquisition of Birds Eye Foods

Combination creates a powerful portfolio of iconic brands with category leadership positions

Mt. Lakes, NJ, December 23, 2009 — Pinnacle Foods Group LLC (“Pinnacle Foods”), a private equity portfolio company of The Blackstone Group (“Blackstone”), has completed its previously-announced acquisition of Birds Eye Foods, Inc. (“Birds Eye Foods”) from a holding company controlled by Vestar Capital Partners, Pro-Fac Cooperative, and Birds Eye Foods management. The transaction positions Pinnacle Foods as a leader in both the frozen and shelf-stable business segments.

“Birds Eye Foods represents an ideal strategic fit,” said Bob Gamgort, CEO of Pinnacle Foods. “We look forward to harnessing the power of the combined brand portfolio to better serve our consumers and customers.”

The $1.3 billion acquisition, announced on November 19, was funded via a combination of new debt financing and a significant equity contribution by affiliates of Blackstone. The debt financing consisted of $850 million of senior secured credit facilities arranged by Barclays Capital, BofA Merrill Lynch, Credit Suisse, HSBC, and Macquarie Capital, and $300 million of new senior unsecured bonds arranged by Credit Suisse, BofA Merrill Lynch, Barclays Capital, HSBC, and Macquarie Capital.

Pinnacle Foods was advised by Blackstone Advisory Partners LP, Barclays Capital, BofA Merrill Lynch, and Credit Suisse. Birds Eye Foods was advised by Centerview Partners, JP Morgan, and UBS. Simpson Thacher & Bartlett LLP acted as legal counsel to Pinnacle Foods. Kirkland & Ellis LLP served as legal counsel to Birds Eye Foods.

About Pinnacle Foods Group LLC and Birds Eye Foods, Inc.

Pinnacle Foods, owned by private equity funds controlled by The Blackstone Group, manufactures and distributes iconic, branded packaged foods that can be found in 80% of U.S. households. The company’s diversified portfolio holds the #1 or #2 position in eight of eleven categories in which it competes, and includes well-known brands such as Duncan Hines® baking mixes and frostings, Vlasic® pickles, peppers and relish, Mrs. Butterworth’s® and Log Cabin® syrups, Armour® canned meats, Swanson® and Hungry-Man® frozen dinners and entrees, Van de Kamp’s® and Mrs. Paul’s® frozen seafood, Aunt Jemima® frozen breakfast, Lender’s® bagels, and Celeste® frozen pizza.

Birds Eye Foods is a nationally recognized packaged food company with more than $930 million of total sales and leading consumer brands in frozen vegetables and meals, including Birds Eye®, Birds Eye Steamfresh®, and Birds Eye Voila!®, as well as shelf-stable brands including Comstock® and Wilderness® pie fillings and toppings, Nalley® and Brooks® chili and chili ingredients, and snacks from Tim’s Cascade Snacks®, Snyder of Berlin®, and Husman®.

About The Blackstone Group

The Blackstone Group is one of the world’s leading investment and advisory firms. We seek to create positive economic impact and long-term value for our investors, the companies we invest in, the companies we advise and the broader global economy. We do this through the commitment of our extraordinary people and flexible capital. Our alternative asset management businesses include the management of corporate private equity funds, real estate funds, funds of hedge funds, credit-oriented funds, collateralized loan obligation vehicles (CLOs) and closed-end mutual funds. The Blackstone Group also provides various financial advisory services, including mergers and acquisitions advisory, restructuring and reorganization advisory and fund placement services. Further information is available at www.blackstone.com.

About Vestar Capital Partners

Vestar Capital Partners is a leading international private equity firm specializing in management buyouts and growth capital investments with $7 billion in assets under management. The firm targets companies in the U.S. and Europe with valuations of $250 million to $3 billion and operations in five key industry sectors: consumer/services, diversified industries, healthcare, media/communication, and financial services. Vestar invests and collaborates with incumbent management teams, family owners or corporations in a creative, flexible and entrepreneurial way to build long-term franchise and enterprise value. Since the firm’s founding in 1988, the Vestar funds have completed more than 65 investments in companies with a total value of more than $30 billion. Vestar has operations in New York, Boston, Denver, Milan, Munich and Paris. For more information, please visit www.vestarcapital.com.

Contact:

For Pinnacle Foods

Michelle Weese

+ 1 866-732-5990

michelle.weese@pinnaclefoodscorp.com

For The Blackstone Group

Public Affairs

New York

+ 1 212-583-5263

For Vestar Capital Partners

Carol Makovich

Owen Blicksilver Public Relations, Inc.

+1 203-622-4781